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Exhibit 10.15

WEB SITE DEVELOPMENT, SERVICE
AND
REVENUE SHARING AGREEMENT

        THIS WEB SITE DEVELOPMENT, SERVICE AND REVENUE SHARING AGREEMENT (this " Agreement"), is entered into as of                 , 2004, by and between SPY OPTIC, INC., a California corporation ("SPY"), and NO FEAR, INC., a California corporation ("NO FEAR").

RECITALS

        A.    SPY operates a successful internet website and has employees and contractors who are capable of providing electronic commerce ("e-commerce") consultation and implementation services to businesses desiring to market products or information over the Internet.

        B.    NO FEAR desires to engage SPY to provide services in connection with the design, development, installation and operation of a Web Site for NO FEAR, and SPY desires to be engaged by NO FEAR to provide such services, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0    DEFINITIONS.

        1.1    "Code" means a set of instructions (in human readable or binary form or both) conforming to a specified protocol that will cause a specified computer to function in the manner intended by the programmer.

        1.2    "Deliverables" means all of the Code and other materials developed or modified by SPY for the NF Web Site pursuant to this Agreement, but does not include any third party software or other materials unless they are specifically identified for inclusion as part of the Deliverables.

        1.3    "First Half Sales" means the sales of NF Web Products through the NF Web Site during the period from the 1st day of a month through the 15th day of such month.

        1.4    "Host" or "Hosting" means to place and provide access to a Web Site on a Web Server in such a manner that it can be viewed by third parties over the Internet.

        1.5    "Minimum Net Sales" means the minimum Net Sales of NF Web Products sold through the NF Web Site pursuant to Section 12.2 hereof.

        1.6    "Net Sales" means the total gross price at which the NF Web Products are sold by SPY through the NF Web Site, less the following items of expense to the extent to which they are paid or allowed and included in the gross price: (i) trade or quantity discounts (but not cash discounts); (ii) credits for returned or rejected NF Web Products (provided that amounts equal to such credits have been previously included in gross sales which have been reported on a statement); and (iii) sales taxes, use taxes or turnover taxes on sales invoices.

        1.7    "NF Domain Names" shall mean the following domain names: NOFEAR.COM, NOFEARFMX.COM, NOFEARSURF.COM, NOFEARWAKE.COM, NOFEARUSA.COM, NOFEARMOTOX.COM AND NOFEARBIKEMX.COM.

        1.8    "NF Percentage Fee" means the fee equal to five percent (5%) of Net Sales each month.

        1.9    "NF Share" means that portion of the price at which an NF Web Product is sold to a Purchaser equal to the Published Wholesale Price therefor, as provided in Section 3.10 hereof.

        1.10    "NF Web Product(s)" means those products that are made available by NO FEAR for purchase and sale through the NF Web Site.

        1.11    "NF Web Site" means the Web Site designed, developed, modified and installed by SPY for NO FEAR pursuant to this Agreement.

        1.12    "Published Wholesale Price" means the applicable wholesale prices for the various NF Web Products as determined by No Fear and published from time to time in No Fear's then current wholesale price list for its products.

        1.13    "Purchaser(s)" means the individuals or entities placing orders for NF Web Products through the NF Web Site.

        1.14    "S&I Charges" means the shipping and insurance charges related to an order of NF Products on the NF Website.

        1.15    "Second Half Sales" means the sales of NF Web Products through the NF Web Site during the period from the 16th day of a month through the last day of such month.

        1.16    "Start Date" means the date that the NF Web Site is accessible to Internet users and is fully operational as provided in Section 2.3 hereof.

        1.17    "Term" means the term of this Agreement as provided in Section 11.1 hereof.

2.0    DESIGN, DEVELOPMENT AND INSTALLATION OF NF WEB SITE.

        2.1    Design and Development of the NF Web Site.    Representatives of SPY and NO FEAR shall meet to the extent necessary for SPY to understand NO FEAR's business, marketing processes and objectives with respect to the NF Web Site and e-commerce. Based thereon, SPY shall, at its sole expense, design, develop, modify, install and launch the NF Web Site, which NF Web Site will reasonably implement NO FEAR'S Web Site and e-commerce objectives.

        2.2    Testing of Web Site.    As soon as practicable after SPY develops the NF Web Site, the NF Web Site will be made available for testing. NO FEAR, together with SPY, shall examine and test the NF Web Site. SPY shall assist NO FEAR with any tests to be performed on the NF Web Site to confirm that the NF Web Site reasonably meets NO FEAR's Web Site and e-commerce objectives.

        2.3    Installation of the NF Web Site and Transfer of Rights.    Once the NF Web Site has been accepted by NO FEAR, SPY shall, at its sole expense, install the NF Web Site on the Host Web Server agreed upon by NO FEAR and the NF Web Site will be accessible to Internet users at the web address agreed upon by NO FEAR and SPY. The parties acknowledge and agree that as of the date of the execution of this Agreement (i) there is an existing NF Web Site; (ii) the existing NF Web Site has been modified to the extent necessary to meet NO FEAR's Web Site and e-commerce objectives; (iii) the NF Web Site, as modified by SPY, has been accepted by NO FEAR; and (iv) the Start Date is October    , 2004.

3.0    HOSTING, MAINTENANCE AND OPERATIONS SERVICES TO BE PROVIDED BY SPY.    SPY shall provide the following hosting, maintenance and operations services with respect to the NF Web Site during the Term:

        3.1    Hosting the NF Web Site.    SPY shall, at its sole expense, Host and maintain the NF Web Site on the following terms:

                3.1.1    The NF Web Site may be placed on SPY's own Web Server(s), or SPY may arrange to have the NF Web Site co-hosted on one or more third-party Web Servers, subject to approval by NO FEAR, which approval shall not be unreasonably withheld.

                3.1.2    The Web Server(s) will initially provide an Internet connection for the NF Web Site with a bandwidth that is approved by No Fear, which approval shall not be unreasonably withheld. The bandwidth of the Internet connection may be adjusted from time to time as reasonably determined by SPY to adequately handle the level of traffic on the NF Web Site and maintain a reasonable average server response time to Purchasers viewing the NF Web Site over the Internet.

                3.1.3    SPY shall use its commercially reasonable efforts to minimize the amount of time that the NF Web Site is offline and unavailable to potential Purchasers. However, NO FEAR acknowledges that Web Servers will go offline from time to time for maintenance, and that they are subject to service disruptions by power, telecommunications, and equipment providers.

                3.1.4    The parties agree that NF Domain Names are necessary for the operation of the NF Web Site. In the event that any other domain names are necessary for the efficient operation of the NF Web Site or the achievement of the e-commerce objectives of the parties, the parties shall mutually agree upon such domain names from time to time, and SPY shall obtain such domain names at its reasonable expense, including payment of the initial and annual registration fees therefor during the term of this Agreement; provided that such domain names are registered in the name of NO FEAR and, provided, further, that in no event shall SPY be required to incur costs greater that $1,000 per year to purchase or maintain domain names pursuant to this Agreement.

                3.1.5    SPY shall have the right to register and/or publish a notice that it is doing business under the fictitious business name of "No Fear Online" and/or such other names as may be approved by NO FEAR.

        3.2    Maintain Underlying Code.    SPY shall use its commercially reasonable efforts to maintain the Code and ongoing technical functionality of the NF Web Site.

                3.2.1    SPY shall use its commercially reasonable efforts to update and improve the Code underlying the NF Web Site from time to time to improve its performance and take advantage of new technical functionality that becomes available. In the event that NO FEAR reasonably believes that the NF Web Site needs to be updated, NO FEAR shall notify SPY in writing that the NF Web Site needs to be updated and indicate the areas in which the updating is necessary. SPY shall have ten (10) days after receipt of such notice to update the NF Web Site as requested.

                3.2.2    SPY shall use its commercially reasonable efforts to correct any malfunctions that develop or are discovered in the Code underlying the NF Web Site, including any malfunctions that prevent the NF Web Site from (i) providing NF Web Product information to potential Purchasers; (ii) accepting orders for NF Web Products; (iii) providing order fulfillment information to NO FEAR; (iv) communicating order status information to Purchasers; and (v) charging Purchaser credit cards in a timely manner. Any malfunctions in the NF Web Site shall be corrected within twenty-four (24) hours after SPY learns of such malfunction or is notified by NO FEAR of such malfunction.

        3.3    Update Content and NF Web Site.    From time to time, NO FEAR shall provide SPY with new NF Web Product and other content information necessary to update the NF Web Site. Using such information, SPY shall use its commercially reasonable efforts to update the NF Web Site.

                3.3.1    SPY shall use its commercially reasonable efforts to complete updates to the NF Website within one (1) week after receipt of the new NF Web Product and other information provided by NO FEAR for inclusion in the Website. If requested by NO FEAR, SPY shall provide NO FEAR with a schedule of specific feature changes and the time period for completion of such changes.

                3.3.2    SPY shall use its commercially reasonable efforts to make one major re-design of the NF Web Site during each 12-month period after the Start Date, which shall include the re-design of the home page, graphics and such other aspects of the NF Web Site as shall be mutually agreed upon. If requested by NO FEAR, SPY shall provide NO FEAR with a schedule of the specific design changes to the NF Web Site and the time period for completion of such changes.

                3.3.3    All updates, improvements and re-designs of the NF Web Site shall be subject to the approval of NO FEAR, which approval shall not be unreasonably withheld.

        3.4    Inventory Control.

                3.4.1    SPY shall use its commercially reasonable efforts to process ongoing adjustments to the inventory of NF Web Products and back order status information as it is received from NO FEAR with respect to NF Web Products. The data shall be provided to SPY in such format and on such basis as mutually agreed upon between NO FEAR and SPY.

                3.4.2    NO FEAR shall use its commercially reasonable efforts to provide SPY with accurate inventory information. Provided that NO FEAR provides SPY with accurate inventory information, SPY shall use its commercially reasonable efforts to maintain an accurate running inventory of the NF Web Products and notify interested prospective Purchasers when a NF Web Product, size or color is out of stock, discontinued or back-ordered. SPY shall use its commercially reasonable efforts to inform potential Purchasers if out-of-inventory NF Web Products have been reordered and, if so, when they are expected to be back in inventory.

                3.4.3    SPY acknowledges that (i) NO FEAR's inventory of NF Web Products is dynamic and subject to change and (ii) the inventory information provided by NO FEAR may no longer be accurate by the time the NF Web Site is updated to reflect the most current inventory information.

        3.5    Order Acceptance.    SPY shall use its commercially reasonable efforts to accept on-line electronic orders from Purchasers for NF Web Products placed through the NF Web Site for delivery within the United States. SPY shall not accept orders for delivery outside of the United States without NO FEAR's prior written consent.

                3.5.1    When a Purchaser desires to order the NF Web Products offered on the NF Web Site, SPY shall use its commercially reasonable efforts to collect the product identification, size, color and other required product information from the Purchaser and verify that the desired NF Web Products are in inventory.

                3.5.2    If the desired NF Web Products are in inventory, SPY shall use its commercially reasonable efforts to request and collect the required Purchaser delivery and credit card information, determine the total amount of the purchase price, including shipping, handling and applicable taxes, electronically verify that the Purchaser's credit card account is valid and obtain the credit card company's authorization to charge the total cost of the purchase to the Purchaser's account.

                3.5.3    Once the NF Web Product inventory and Purchaser credit card status have been verified, SPY shall use its commercially reasonable efforts to accept the Purchaser's order.

        3.6    Processing of Orders and Shipping.    As orders for NF Web Products are received and accepted through the NF Web Site, SPY shall use its commercially reasonable efforts to electronically provide NO FEAR's warehouse and shipping facility with order and shipping information.

                3.6.1    NO FEAR shall use its commercially reasonable efforts to ship to the Purchaser available NF Web Products within a reasonably prompt period after the order is accepted and shall provide SPY with electronic confirmation of each NF Web Product shipment, together with the common carrier's shipment tracking number. SPY acknowledges that NO FEAR will generally use UPS as the common carrier for shipments and reserves the right to purchase insurance with respect to each order shipped. If any of the NF Web Products which are ordered are not in stock, NO FEAR shall promptly notify SPY that such NF Web Products are not in stock and the estimated date that such NF Web Products will be in stock.

                3.6.2    SPY shall be responsible for all S&I Charges actually incurred by NO FEAR, and NO FEAR shall invoice SPY for such S&I Charges at such time that NO FEAR invoices SPY for the NF Share to which the S&I Charges relate.

                3.6.3    SPY shall use its commercially reasonable efforts to correct any problems caused by errors in the orders transmitted to NO FEAR. NO FEAR shall be responsible for any shipping problems, including any problems caused by UPS or any other common carrier, unless the shipping problem is caused by SPY. For example, if an order is shipped through UPS and the Purchaser does not receive the order, it shall be NO FEAR's responsibility to pursue a claim with UPS.

        3.7    Charging Credit Cards And Notifying Purchasers.    Within one (1) business day of receiving notification of NF Web Product shipments from NO FEAR to Purchasers, SPY shall use its commercially reasonable efforts to promptly charge the applicable Purchaser's credit card account with respect to such shipment and to notify such Purchaser by e-mail that such Purchaser's credit card account has been charged and shall provide such Purchaser with the applicable shipment tracking number. The purchase price of NF Web Products which are back-ordered shall not be charged to a Purchaser's credit card until they are actually shipped.

                3.7.1    All credit card charges shall be made through or under SPY's merchant accounts.

                3.7.2    If for any reason NO FEAR makes a partial shipment of a Purchaser's order, SPY shall use its commercially reasonable efforts to notify the Purchaser of the NF Web Products shipped, the NF Web Products that are back-ordered or discontinued and the adjusted amount charged to the Purchaser's credit card account for the partial shipment.

                3.7.3    When SPY receives the confirmation of delivery information from the carrier, SPY shall use its commercially reasonable efforts to notify the Purchaser that the carrier has confirmed delivery.

                3.7.4    SPY shall also use its commercially reasonable efforts to provide the Purchaser with an electronic means of canceling any orders that are not shipped within thirty (30) days after the order is placed.

        3.8    Product Returns.    NO FEAR shall process NF Web Products that are returned by Purchasers, and shall notify SPY as to such returns so that SPY may credit the Purchaser's credit card account with the purchase price, including sales tax, of the NF Web Products that were returned.

                3.8.1    A Purchaser who claims that an NF Web Product is defective must return the defective NF Web Product to NO FEAR in order for the defective NF Web Product to be processed as a return.

                3.8.2    SPY shall receive a credit equal to the amount of the NF Share which has been paid or credited to NO FEAR with respect to any NF Web Products that are returned, and such credit shall be applied against and reduce the amount of the NF Share payable with respect to sales of NF Web Products as provided in Section 3.10 hereof.

        3.9    SPY Share.    In consideration for SPY's services in the design, development and installation of the NF Web Site and SPY's services in connection with the hosting, maintenance and operations of the NF Web Site as described in Section 3 hereof, SPY shall retain all revenue received by SPY in connection with the NF Web Products sold through the NF Web Site, other than the NF Share, the S&I Charges and the NF Percentage Fee.

        3.10    NF Share.    The NF Share and the S&I Charges shall be payable by SPY to NO FEAR as provided in this Section 3.10.

                3.10.1    On the 15th day of each month, SPY shall pay NO FEAR the NF Share and the S&I Charges relating to sales included in such NF Share relating to the Second Half Sales for the prior month and on the last day of the month, SPY shall pay NO FEAR the NF Share and the S&I Charges relating to sales included in such NF Share relating to the First Half Sales for such current month. For example, on October 15, 2004, SPY shall pay to NO FEAR the NF Share (and related S&I Charges) relating to the NF Web Products that were shipped during the period from September 16, 2004 through September 30, 2004, and on October 31, 2004, SPY shall pay to NO FEAR the NF Share (and related S&I Charges) relating to the NF Web Products that were shipped during the period from October 1, 2004 through October 15, 2004.

                3.10.2    So long as there are any amounts owing by NO FEAR to SPY pursuant to that certain Secured Promissory Note dated July 1, 2004, and/or that certain Secured Promissory Note dated August 16, 2004, executed by NO FEAR in favor of SPY, SPY shall have the right to offset all amounts payable to NO FEAR under this Agreement to the amounts owing by NO FEAR to SPY pursuant to either of the above-referenced Secured Promissory Notes. In such event, SPY shall notify NO FEAR that it is applying such amounts to the amounts owing by NO FEAR to SPY and shall identify the promissory note to which funds are being applied.

                3.10.3    SPY acknowledges and agrees that it has assumed the credit risk with respect to collecting the purchase price for the NF Web Products from any Purchaser thereof. The NF Share is payable as provided herein regardless of whether SPY is able to collect the purchase price from the Purchaser thereof.

        3.11    NF Percentage Fee.    For the right to sell the NF Products through the NF Web Site pursuant to this Agreement, SPY shall pay NO FEAR the NF Percentage Fee with respect to sales of NF Web Products in the prior month within ten (10) days after the end of each month.

        3.12    Sales Tax Returns.    If applicable, SPY shall file any sales tax or other similar tax returns with the appropriate governmental authorities and pay any applicable sales or similar taxes owed with respect to the NF Web Products which are sold through the NF Web Site during the Term.

        3.13    Purchaser Communications.    SPY shall use its commercially reasonable efforts to provide and maintain a Purchaser comment and service request e-mail template on the NF Web Site, and shall use its commercially reasonable efforts to promptly forward all Purchaser comments and service requests to NO FEAR for action and response. SPY shall use its commercially reasonable efforts to route NO FEAR's responsive e-mail messages back to the Purchaser if so requested.

4.0    ADDITIONAL NO FEAR OBLIGATIONS AND COMMITMENTS.

        4.1    Product Availability And Information.    NO FEAR shall determine which styles of its products will be made available for purchase over the Internet through the NF Web Site. The determination by NO FEAR of the NF Web Products available for purchase through the NF Web Site will be sufficiently broad to give a reasonable prospect for Net Sales of at least $200,000 per year during the Term.

                4.1.1    NO FEAR shall provide SPY with marketing-related information, descriptions, prices and illustrations for each of the NF Web Products as they are made available to the public. NO FEAR shall also provide SPY with additional selected text and graphic material on an ongoing basis to add visual interest to the NF Web Site.

                4.1.2    All of the text and graphic information provided by NO FEAR shall be in such format as mutually agreed upon.

        4.2    Terms Of Sale And Warranty Information.    In addition to the marketing-related information described above, NO FEAR shall provide SPY with its warranty, exchange, return and other customer service policies and procedures for inclusion on the NF Web Site.

        4.3    Advertising The NF Web Site.    NO FEAR shall use its commercially reasonable efforts to advertise the NF Web Site through NO FEAR's advertising channels in a manner which will increase the exposure of the NF Web Site to potential Internet users and which is consistent with NO FEAR's financial resources and business needs. NO FEAR shall include the web address of the NF Web Site in such of its print, electronic, and other advertising as it determines.

        4.4    Maintain And Reserve Inventory.    NO FEAR shall provide SPY with ongoing NF Web Product inventory information.

                4.4.1    NO FEAR shall provide SPY with direct electronic access to applicable information regarding the NF Web Products in NO FEAR's inventory control system in order to enable SPY to continually update the NF Web Product inventory information on the NF Web Site.

                4.4.2    NO FEAR shall provide SPY with information about anticipated inventory shortages, NF Web Product phase-outs, and new NF Web Product announcements in a reasonably prompt manner so that NF Web Products which are not available can be removed from the NF Web Site, anticipated dates of re-supply can be posted when the NF Web Products are back-ordered and new NF Web Products promptly can be added to the NF Web Site as soon as they become available.

        4.5    Prompt Product Delivery.    NO FEAR shall use its commercially reasonable efforts to fill all orders for NF Web Products submitted to NO FEAR through the NF Web Site promptly and to insure that the correct NF Web Products and quantities thereof are shipped to the designated delivery address.

        4.6    Shipping Information.    NO FEAR shall promptly provide SPY with electronic notice when each Purchaser order is shipped by NO FEAR, including the date of shipment, the common carrier used and the carrier's tracking number so that SPY can (i) conclude the Purchaser charge process; (ii) notify the Purchaser that the NF Web Products have been shipped; and (iii) provide the Purchaser with the carrier's tracking number.

        4.7    Purchaser Support Services.    NO FEAR shall provide reasonable Purchaser support services and facilities to handle complaints by Purchasers, NF Web Product returns and other Purchaser service requests.

        4.8    Domain Name Registration Fees.    NO FEAR shall pay the annual registration fee for the NOFEAR.COM domain name.

        4.9    NO FEAR Approvals.    Requests for approvals required to be obtained from NO FEAR pursuant to this Agreement shall be sent to Calvin Lau or such other person as may be designated by NO FEAR in writing to SPY.

5.0    OWNERSHIP OF COPYRIGHTS AND MATERIALS.

        5.1    Ownership of Copyrights.    The NF Web Site and e-commerce capability developed by SPY under this Agreement may contain copyrighted materials provided by NO FEAR or licensed from one or more third parties in addition to original materials developed by SPY. It may also contain NO FEAR or third party materials that have been modified by SPY. As a result, the copyrights and derivative copyrights in the Code used to develop the Web Pages and the NF Web Site may belong to a combination of SPY, NO FEAR, and/or third parties.

                5.1.1    SPY shall obtain any third-party copyright licenses that may be required to use the materials SPY employs in connection with the NF Web Site and its constituent Web Pages unless those materials are specified or supplied by NO FEAR, in which case, NO FEAR shall obtain a license to use such material. When one party obtains a license to use copyrighted material on the NF Web Site, such party shall inform the other party in writing that such material is licensed from third parties and of the terms and scope of the license. Each party shall abide by the terms of any such third-party license, and shall not knowingly allow the use of the licensed materials beyond the scope of the license without first obtaining any required supplemental licenses from the copyright owners.

        5.2    SPY's Original Contributions.    The copyrights in SPY's original contributions to the Internet marketing and e-commerce plan, the Code, or any other copyrightable material developed by SPY, excluding therefrom any materials in which NO FEAR has copyrights, trademarks or other intellectual property rights, shall belong to SPY from the moment the materials are created, and NO FEAR shall have no right to copy, use, or display such materials except as provided in this Agreement. The copyrights in any materials that were not developed by SPY shall remain with the copyright owner of such materials.

        5.3    NO FEAR's Trademarks and Copyrights.    NO FEAR's copyrights, trademarks or other intellectual property rights used in connection with the NF Website shall belong to NO FEAR, and SPY shall have no right to copy, use, or display such Content or materials except for the purpose of developing, maintaining and operating the NF Web Site pursuant to this Agreement.

6.0    DATA SECURITY CONSIDERATIONS.    SPY shall use its commercially reasonable efforts to use such industry standard security system approved by NO FEAR for transactional security on the NF Web Site when collecting order and credit card information from Purchasers and transmitting data and instructions to banking institutions. Provided that SPY uses a industry standard security system approved by NO FEAR, SPY shall have no responsibility or liability for any failures or inadequacies of the security system employed thereby.

7.0    WARRANTY AND DISCLAIMER OF LIABILITY.

        7.1    Warranty Exclusions.    SPY does not warrant that the NF Web Site will meet NO FEAR's needs and makes no representations or warranties with respect to the performance of data communication lines accessing the Web Server, the Internet, the Web Server itself or the performance of any aspect of the NF Web Site. SPY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NF WEB SITE OR THE SERVICES PROVIDED BY SPY HEREUNDER. This is a commercial, and not personal or family, transaction.

8.0    WARRANTY OF TITLE, NON-VIOLATION OF LAW AND INDEMNIFICATION.

        8.1    NO FEAR Warranties.    NO FEAR hereby represents and warrants that, to its knowledge, all the materials NO FEAR specifies or provides for inclusion in the NF Web Site under this Agreement shall not infringe any patent, copyright, trademark, or trade secret of another within the United States, and shall not violate any right of publicity or privacy, be libelous or obscene, nor shall any information, recipe, formula or instruction contained in the materials be injurious to others within the United States.

        8.2    SPY Warranties.    SPY hereby represents and warrants that, except for materials that are specified or provided by NO FEAR for inclusion in the NF Website, the NF Web Site and any materials provided by SPY or its subcontractors for use or inclusion therein will not infringe any patent, copyright, trademark or trade secret of another within the United States, and will not violate any right of publicity or privacy, be libelous or obscene, nor shall any information, recipe, formula or instruction contained in the materials be injurious to others within the United States.

        8.3    Possible Actions by NO FEAR.    Should any component of or materials included in the NF Web Site that was specified or provided by NO FEAR for inclusion in the NF Website (the "NF Material") become, or, in NO FEAR's opinion, are likely to become, the subject of a claim of infringement of a patent, trademark, trade secret or copyright or are likely to become the basis of a claim alleging (i) the violation of the right of publicity or privacy; (ii) that the NF Material is libelous or obscene; (iii) that the NF Material is injurious to others; or (iv) that the NF Material otherwise violates an applicable law, rule or regulation, NO FEAR may:

                8.3.1    if possible, procure for itself, at no cost to SPY, the right to continue to use, display or provide the NF Material;

                8.3.2    replace or modify the NF Material, at no cost to SPY, to correct or eliminate the potential problem; or

                8.3.3    request SPY's assistance, which shall be provided by SPY without cost, with the removal of the NF Material from the NF Web Site.

        8.4    Possible Actions by SPY.    Should any components of or materials included in the NF Web Site that was specified or provided by SPY for inclusion in the NF Website (the "SPY Material") become, or, in SPY's opinion, are likely to become, the subject of a claim of infringement of a patent, trademark, trade secret or copyright or are likely to become the basis of a claim alleging (i) the violation of the right of publicity or privacy; (ii) that the SPY Material is libelous or obscene; (iii) that the SPY Material is injurious to others; or (iv) that the SPY Material otherwise violates an applicable law, rule or regulation, SPY may do any one of the following at SPY's option:

                8.4.1    procure for NO FEAR, at no cost to NO FEAR, the right to continue to use the SPY Material on the NF Web Site;

                8.4.2    replace or modify the SPY Material, at no cost to NO FEAR, to correct or eliminate the potential problem; or

                8.4.3    if the right to continue using the SPY Material cannot be obtained or the SPY Material can not be replaced or modified at a reasonable cost, remove, at no cost to NO FEAR, the offending SPY Material from the NF Web Site.

        8.5    Indemnity.    Each party (an "Indemnifying Party") agrees to indemnify, defend and hold harmless the other party and its directors, employees and agents (an "Indemnified Party") from and against any and all suits, actions, claims, losses, judgments, damages, liabilities, settlements, costs and expenses (including reasonable attorneys' fees) which may be imposed on or suffered by the Indemnified Party (in each case, a "Claim") as a result of the Indemnifying Party's material breach of this Agreement. An Indemnified Party shall give the Indemnifying Party timely notice in writing of any Claim and shall give control of the disposition thereof to the Indemnifying Party; provided, however, that the failure to give such timely notice shall not relieve the Indemnifying Party of its obligations under this Section 8.5 unless such failure materially impairs the ability of the Indemnifying Party to defend the Claim. The Indemnified Party shall have the right (but not obligation) to participate at its expense in any such Claim through counsel of its choosing. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement with respect to any Claim unless such settlement either: (a) includes an unconditional release of the Indemnified Party from all liability on all Claims that are the subject matter of such proceeding or (b) is consented to in writing by the Indemnified Party. If the Indemnifying Party fails after notice to adequately and timely defend or settle any Claim, the Indemnified Party shall have the right (but not obligation) of defending or settling any such Claim, and in such event, the Indemnifying Party shall indemnify the Indemnified Party for all damages, settlements, expenses and costs, including reasonable attorneys' fees, arising therefrom.

9.0    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF NO FEAR.

        9.1    Insolvency.    NO FEAR hereby represents, warrants and covenants to SPY as follows:

                9.1.1    As of the date of this Agreement, NO FEAR will not be insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, (i) NO FEAR will be able to pay its debts as they become due and (ii) taking into account all (if any) contingent liabilities and pending or threatened litigation, NO FEAR will be able to satisfy any such liabilities and possible judgments against NO FEAR in actions for money damages that are reasonably anticipated to be rendered (taking into account the maximum probable amount of such liabilities as well as judgments in any such actions as might be rendered) together with all other obligations of NO FEAR. The cash available to NO FEAR as of the date of this Agreement will be sufficient to pay all of its liabilities and judgments promptly in accordance with their terms. As used in this Section 9.1, (x) "insolvent" means that the sum of the present fair saleable value of NO FEAR's assets does not and will not exceed its debts and other liabilities, and (y) "debts" includes any liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

                9.1.2    NO FEAR has not entered into this Agreement with the actual intent to hinder, delay or defraud any person or entity to which NO FEAR was, is or may become indebted. The amount of the consideration provided to NO FEAR under this Agreement is not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred to SPY under this Agreement.

                9.1.3    NO FEAR has engaged in the transactions contemplated by this Agreement on an arms' length basis with SPY. For its own part, NO FEAR has conducted such transactions in a manner intended to obtain not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred to SPY under this Agreement.

        9.2    No Conflicts.    NO FEAR hereby represents and warrants that it is not in violation of or default under the material provisions of any contract to which it is a party or by which it is bound. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, a material default under any such provisions.

        9.3    Capital Factors Agreement.    NO FEAR hereby represents and warrants that (i) all amounts owed under the that certain Factoring Agreement by and between NO FEAR and Capital Factors, Inc. dated September 29, 2003, as amended (the "Capital Factors Agreement") have been fully paid and (ii) the Capital Factors Agreement otherwise has been fully performed and terminated as of the date hereof.

10.0    REMOVAL OF DISPUTED MATERIAL.

        10.1    Forwarding of Complaints.    In the event that SPY receives a written complaint alleging that any aspect of the NF Web Site is injurious to another, infringes or otherwise violates any third party's rights or violates any law or regulation, SPY shall promptly forward a copy of the complaint to NO FEAR. If NO FEAR receives such a complaint, it shall promptly forward a copy of the complaint to SPY.

        10.2    Rights to Remove Disputed Material.    Either NO FEAR or SPY shall have the right to remove, and NO FEAR shall have the right to require SPY to remove, any disputed material from the NF Web Site or cease selling or distributing any products, advertising or information through the NF Web Site pending the resolution of any dispute over such material. The removal may take place at any time after the party initiating the removal has received or given notice of a written complaint. The party initiating the removal of disputed material, products, advertising or information shall promptly notify the other party of its action. Neither party shall have any liability to the other for the removal of any material from the NF Web Site under the provisions of this Section 11.2. In the event that SPY desires to exercise its right to remove disputed material from the NF Web Site, SPY shall first notify NO FEAR in writing that it desires to remove disputed material from the NF Web Site, which notice shall describe the disputed material and specify the reasons for such proposed removal. If, within ten (10) days after receipt of such notice, NO FEAR notifies SPY in writing that it has determined that such disputed material should not be removed, and agrees to indemnify SPY against any liability arising from such determination, SPY shall not remove the disputed material.

11.0    TERM AND TERMINATION.

        11.1    Term.    Subject to earlier termination as provided herein, the initial term (the "Term") of this Agreement shall commence on October    , 2004, and shall end on December 31, 2007. Thereafter, the Term shall automatically renew for successive twelve (12) month periods unless either party notifies the other party in writing at least sixty (60) days prior to the end of the initial term or any renewal term that it elects to terminate the Agreement.

        11.2    Minimum Net Sales; Termination Upon Failure to Make Minimum Net Sales.    Notwithstanding Section 11.1 hereof, the parties agree that the NF Website will achieve minimum Net Sales of NF Web Products (the "Minimum Net Sales") as follows:

Period	Minimum Net Sales
7/1/04—12/31/04	0
1/1/05—12/31/05	$450,000
1/1/06—12/31/06	$650,000
1/1/07—12/31/07	$950,000
Years after 12/31/07	If the Term extends beyond December 31, 2007, the Minimum Net Sales applicable to any year thereafter shall be such amount as mutually agreed upon between the parties. If there is no agreement or the parties are unable to agree as to the Minimum Net Sales applicable to any such year, the applicable Minimum Net Sales shall be an amount which is twenty percent (20%) higher than the Minimum Net Sales applicable to the immediately preceding year.

If the NF Website fails to achieve the applicable Minimum Net Sales set forth above in any period, either party shall have the right to terminate this Agreement by giving other party written notice of its election to terminate this Agreement within sixty (60) days after the end of the applicable period, which notice shall specify an effective termination date which is not less than sixty (60) days after the date of such notice.

        11.3    Termination Upon Material Breach.    Notwithstanding Section 11.1 hereof, either party shall have the right to terminate this Agreement if the other party defaults in any of its material obligations under this Agreement, unless the defaulting party cures the material default with any applicable specified cure period. If there is no specified cure period applicable to a particular material default, the defaulting party shall have thirty (30) days after the date of the written notice of such material default to cure such material default.

        11.4    Transfer of Operation of NF Website.    Upon termination of this Agreement for any reason, SPY shall take such action and execute all documents necessary to return the operation and control of the NF Website to NO FEAR or such third party as reasonably designated by NO FEAR, including the transfer of any rights necessary to continue to use, on a non-exclusive basis but without charge, any developments and enhancements made by SPY to the NF Website.

        11.5    Liability Limitations.    Neither party to this Agreement shall be liable by reason of the termination of this Agreement to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary.

12.0    CONFIDENTIALITY.

        12.1    NO FEAR Confidential Information.    This Agreement, any confidential NO FEAR business information provided to SPY in writing that is clearly marked confidential at the time of disclosure, and the pricing, terms and conditions under which SPY is providing its services under this Agreement shall be kept strictly confidential for a period of two (2) years following the termination of this Agreement; provided, however, that the parties agree that SPY may disclose the terms of this Agreement and file this Agreement as an exhibit to SPY's Registration Statement on Form S-1 (or any other form of Registration Statement or periodic report), as required under the Securities Act of 1933 and Securities and Exchange Act of 1934, as determined by SPY in its sole discretion.

        12.2    Purchaser Data.    During the course of its performance under this Agreement, SPY shall use its commercially reasonable efforts to (i) collect data and information about Purchasers visiting the NF Web Site; (ii) provide such data and information to NO FEAR; and (iii) make such data and information accessible to NO FEAR on a current basis. The privacy of individual Purchasers shall be maintained in accordance with the privacy policies set forth on the NF Web Site. SPY shall also be free to retain, evaluate and freely utilize such data and information for its own purposes during the Term.

        12.3    Exclusions.    Confidential Information shall not include any information which (i) is already known to the recipient at the time of disclosure through lawful channels of communication; (ii) is or becomes publicly known through no wrongful act of the recipient; (iii) is rightfully received from a third party without a similar restriction and without breach of this Agreement; (iv) is independently developed by the recipient without breach of this Agreement; (v) is furnished to a third party by the disclosing party without a similar restriction on the third party's rights; or (vi) is approved for release by written authorization of the disclosing party.

13.0    GENERAL CONDITIONS.

        13.1    Relationship of the Parties.    No party hereto is an agent or representative of the other, and no party shall be liable for or bound by any representation, act or omission whatsoever of the other party. Nothing in this Agreement shall be construed to establish a joint venture, agency, employment or partnership relationship between the parties hereto. This Agreement is not for the benefit of any third party.

        13.2    Force Majeure.    Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, failures of suppliers or contractors or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

        13.3    Notices.    All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (i) upon delivery, if delivered in person or by facsimile or e-mail transmission with receipt acknowledged; (ii) one (1) business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service; or (iii) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service or the official governmental postal service in the Territory, as the case may be, and sent by registered or certified mail (or its equivalent in the applicable Territory), postage prepaid, addressed as follows:

If to NO FEAR:	If to SPY:
2251 Faraday Avenue Carlsbad, California 92008 Attention: Mark Simo Fax: (760) 931-0319 Email: calvinl@nofear.com	2070 Las Palmas Drive Carlsbad, California 92009 Attention: Barry Buchholtz Fax: (760) 804-8440 Email: BBuchholtz@spyoptic.com or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

        13.4    Severability.    If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        13.5    Binding Effect; Benefits.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, successors and assigns.

        13.6    Title and Captions.    Section headings are for convenience only and shall not be considered in the interpretation of this Agreement.

        13.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. The parties additionally acknowledge and agree that this Agreement may be executed and delivered by facsimile. At such time as each of the parties has a facsimile copy of this Agreement, and/or counterparts thereof, containing the signatures of all of the parties, this Agreement shall be treated as having been fully executed and delivered for all purposes.

        13.8    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both parties to this Agreement.

        13.9    Governing Law.    This Agreement shall in all respects be interpreted, construed in accordance with and governed by the internal laws of the State of California, without regard to the principles thereof regarding conflict of laws.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPY OPTIC, INC, a California corporation		NO FEAR, INC., a California corporation

By	/s/ BARRY BUCHHOLTZ Barry Buchholtz Chief Executive Officer	By	/s/ MARK SIMO Mark Simo Chief Executive Officer

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  Exhibit 10.15
WEB SITE DEVELOPMENT, SERVICE AND REVENUE SHARING AGREEMENT
RECITALS